Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524
www.cohenfund.com
440.835.8500
440.835.1093 *fax*

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 1, 2011 on the financial statements of the Crawford Dividend Growth Fund (the "Fund"), a series of the Unifies Series Trust, as of December 31, 2010 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Fund's Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
May 2, 2011